SECURITIES AND EXCHANGE
COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934


Date of Report:	June 3, 1996

CROFF OIL COMPANY
(Exact name of registrant as specified in its charter)


Utah						87-0233535
(State or other jurisdiction			(I.R.S. Employer
or incorporation or				Identification No.)
organization)


1-100
(Commission File Number)


1675 Broadway
Suite 1030
Denver, Colorado  				80202
(Address of principal				(Zip Code)
executive offices)

Registrant's telephone number, including area code:	(801) 628-1963



Item 2.	DISPOSITION OF ASSETS:

	On May 20, 1996, Croff Oil Company, the Registrant, sold all of its interest in the Taylor Ina field in Medina, County, Texas.  Croff had purchased this interest by buying Production Resources, Inc., on October 1, 1993, and transferring a carved-out production leasehold interest to Croff and then transferring Production Resources, Inc. to Renny Walker, a local operator.
Croff sold its interest back to Production Resources, Inc. in this sale.  The sales price was $103,700, including two pieces of equipment.

	Croff had purchased Production Resources, Inc. on October 1, 1993. In October, 1993, it had sold all of the stock in the Company to Renny Walker, a local operator in Medina County, Texas, and reserved a carved-out production payment, secured by a mortgage on the equipment and leases. Croff had paid an initial payment of $90,000 for the field and a second payment, a year later, of $45,000. During the period of ownership by Croff Oil Company, the carved-out production payments yielded a cash flow of approximately $75,000. Croff determined to sell its interest in the field when the local operator proposed to but out Croff's carved-out production payment, on the basis that he could not maintain these expense-free payments.

	The Company felt that the reliance on a single operator made this investment more risky than an investment in which the production came from larger wells, operated by more significant companies.  The Board had authorized the
President to negotiate the sale at the Board Meeting in February, 1996.
Croff's basis in the properties was approximately the same as the sales price, so the sale was approximately break even.

	Croff intends to use the proceeds from the sale of this field to purchase other producing oil and gas properties. The sale was pending for a period of approximately two months while the purchaser obtained bank financing. Bank financing by the purchaser was obtained from Community National Bank in Hondo, Texas. There is no personal or business relationship between buyer and seller, and the sale was an arms length transaction.



Item 7.	Other Significant Events

	On June 1, 1996, Croff Oil Company moved its corporate offices to

1675 Broadway, Suite 1030
Denver, Colorado 80202
phone number (303) 628-1963, fax number (303) 623-2385




SIGNATURES

	Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date: 06/03/96													             Gerald L. Jensen
                                        President
                                        Croff Oil Company
                                        1675 Broadway, Suite 1030
                                        Denver, Colorado  80202